Exhibit 10.33

FERRARA EMPLOYMENT AGREEMENT - AMENDMENT #2

Cartesian, Inc. (the “Company”) and John Ferrara (“You” or “Employee”) entered into an Employment Agreement (the “Original Employment Agreement”) effective September 28, 2015, as amended by Amendment #1 thereto dated September 28, 2016 (the “First Amendment”). The Original Employment Agreement, as amended by the First Amendment, is referred to herein as the “Employment Agreement.” The parties wish to amend the Employment Agreement effective November 14, 2017 by replacing the Section 5(c) of the Employment Agreement set forth in the First Amendment with the following:

5.c. Stock Option Award. You were granted 50,000 non-qualified stock options on September 28, 2016 in the First Amendment. Per resolution of the Compensation Committee of the Cartesian Board of Directors dated November 14, 2017, those options will vest as of November 14, 2017; provided, however, that no part of such Option will be exercisable if the Confidential Severance Agreement and Full and General Release between the Employee and the Company, dated November 15, 2017 (“Severance Agreement”), has been revoked by Employee pursuant to Section 12(f) of the Severance Agreement.

The exercise price of the options is $1.25.  The grant details have been provided in a separate Option Agreement, as amended on the date hereof.

All other existing provisions in the Employment Agreement remain as originally agreed.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first set forth above.

THE COMPANY:	EMPLOYEE:

CARTESIAN, INC. A Delaware corporation

By: /s/ PETER WOODWARD	/s/ JOHN FERRARA
PETER WOODWARD	JOHN FERRARA
CEO